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                                                                       EXHIBIT 5


                         OPINION OF HOLLAND & KNIGHT LLP

December 16, 1998



OutSource International, Inc.
1144 East Newport Center Drive
Deerfield Beach, Florida 33442

         Re:  Registration Statement on Form S-3

Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement, (the "Registration Statement"), under which a shareholders (the "Selling Shareholder") intends to offer and sell in a public offering, from time to time, an aggregate of 179,273 shares of the Common Stock, $.01 par value per share, of the Company (the "Shares").

We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                               Very truly yours,



                               Holland & Knight LLP